Exhibit 10(a)

AMENDMENT NO. 5

TO

PPL EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") has adopted the PPL Officers Deferred Compensation Plan ("Plan") effective July 1, 2000; and
WHEREAS, the Plan was amended and restated effective November 1, 2003, and subsequently amended by Amendment No. 1, 2, 3 and 4; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.	Effective January 1, 2014, the following sections of Article 4 is amended to read:

Article IV
Deferred Cash Compensation and Deferred Cash Awards

4.11       The Account of any Participant hired on or after January 1, 2012, with Deferred Cash Compensation and Deferred Cash Awards for the calendar year shall be increased by a Matching Contribution and a Fixed Contribution.  The Matching Contribution shall be an amount equal to 100% of the aggregate Deferred Cash Compensation and Deferred Cash Awards that do not exceed 6% Cash Compensation, minus the maximum amount of Matching Contributions that could have been made to the Participant’s Accounts in the PPL Retirement Savings Plan for that calendar year if the Participant made the maximum employee contributions permitted.  The Fixed Contribution shall be an amount equal to 3% of Cash Compensation and Cash Award minus the amount of the Fixed Contribution made to the Participant’s Accounts in the PPL Retirement Savings Plan for that calendar year.

II	Except as provided for in this Amendment No. 5, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 5 is executed this _____ day of _____________________, 2014.

PPL SERVICES CORPORATION

By:
William H. Spence
Chairman, President and CEO